Exhibit 99.3

News
Release
Vectren Corporation
One Vectren Square
Evansville, IN 47708

March 12, 2015

FOR IMMEDIATE RELEASE

Investor Contact:     Robert Goocher - (812) 491-4080 or rgoocher@vectren.com
Media Contact:         Chase Kelley - (812) 491-4128 or kckelley@vectren.com

Vectren to Webcast
Investor Day Presentation

Evansville, Indiana - On Monday, March 16, 2015, Vectren Corporation (NYSE: VVC) will host an investor conference in New York City, beginning at 10:00 AM ET. The presentation will be webcast and is expected to last approximately two hours. Members of the management team, including senior management of Vectren’s operating companies, will provide an overview of Vectren's utility and nonutility businesses and key strategies for growth.

All interested parties may listen to the live audio-only webcast accompanied by a slide presentation located at www.vectren.com under the Investors link at the top of the webpage. A replay will be made available at the same location approximately two hours following the conclusion of the webcast.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services and energy services. To learn more about Vectren, visit www.vectren.com.